Exhibit 99.1

TICKETMASTER ENTERTAINMENT, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

Revenues in fourth quarter of $384.0 million and full year of $1,454.5 million, up 9.4% and 17.3%, respectively, versus prior year due primarily to strategic acquisitions

Strong free cash flow growth for quarter to $49.0 million; up more than $60 million over prior year, with $167.5 million for 2008, up 81% for the year

Acquired controlling interest in Front Line Management Group and entered Artist Services business

WEST HOLLYWOOD, Calif., March 19, 2009 - Ticketmaster Entertainment, Inc. (“Ticketmaster Entertainment” or the “Company”) (NASDAQ: TKTM), the world’s leading live entertainment ticketing and artist services company, today announced financial results for its fourth quarter and fiscal year ended December 31, 2008. Revenues for the quarter were $384.0 million, 9.4% higher than the prior year due to strategic acquisitions. Full year revenues were $1,454.5 million, or 17.3% greater than the prior year as a result of strategic acquisitions and higher average revenue per ticket. Fourth quarter Adjusted Operating Income was $58.7 million, a decrease of 28%, as a result of ticketing volume declines, severance costs associated with the previously announced cost reductions, and foreign exchange volatility. Full year Adjusted Operating Income was $257.7 million, 12.2% lower than the prior year, due to ticket volume declines and severance costs incurred in the latter part of 2008.

The Company’s results also include a $1.1 billion non-cash, pre-tax impairment charge to goodwill, reflecting the decline in the Company’s share price since its spin-off from IAC in August 2008 and the recent uncertainty of economic conditions.

“Last year was a year of transition for Ticketmaster Entertainment, as it became an independently-traded public company and entered the artist management business through the acquisition of a controlling interest in Front Line Management Group,” said Irving Azoff, Chief Executive Officer.  “While I’m pleased that in the midst of an evolving music industry and a challenged consumer environment we were able to show substantial growth in free cash flow, we won’t be satisfied until we transform the Company into the world’s most innovative live entertainment services, marketing and distribution organization, working harder on behalf of fans and the artists, athletes and performers.”

Financial and Operating Metrics Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
	(In millions, except per share data)
Revenue	$384.0	$351.0	9%	$1,454.5	$1,240.5	17%
Gross profit	142.3	134.3	6%	526.6	473.9	11%
Adjusted Operating Income (1)	58.7	81.5	(28)%	257.7	293.5	(12)%
Operating (loss) income	(1,068.0)	61.4	NM	(954.1)	216.3	NM
Net (loss) income	(1,070.8)	51.1	NM	(1,005.5)	169.4	NM
Diluted (loss) earnings per share (2)	$(18.82)	$0.91	NM	$(17.84)	$3.01	NM
Net Income, excluding impairments (1)	$9.9	$51.1	(81)%	$74.7	$169.4	(56)%
Diluted earnings per share, excluding impairments(1)	$0.16	$0.91	(82)%	$1.32	$3.01	(56)%
Free Cash Flow (1)	49.0	(15.1)	NM	167.5	92.4	81%
Operating Metrics (3)
Number of tickets sold	35.1	38.7	(9)%	141.9	141.8	—
Gross value of tickets sold	$2,128.4	2,463.2	(14)%	8,906.1	8,428.8	6%

(1)         Adjusted Operating Income; Free Cash Flow; Net Income; Excluding Impairments, and Diluted Earnings Per Share, Excluding Impairments are non-GAAP financial measures.  Please see reconciliations of these non-GAAP financial measures at the end of this release.

(2)         For the three and twelve months ended December 31, 2007, we computed diluted earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period.

(3)         The number and gross value of tickets sold are inclusive of primary and secondary tickets.

Quarterly Business Highlights

•                  Acquired a controlling interest in Front Line Management Group (“Front Line”).

•                  Established a partnership with Yahoo! to provide deep-linking for ticket sales alongside sports and concerts event information on Yahoo! Sports and Yahoo! Music in the U.S., Canada, and the U.K.

•                  Provided “convenience fee” free ticketing for most of the Eagles’ January 2009 show dates.

2008 News Highlights

•                  In addition to the acquisition of a controlling interest in Front Line, in the first quarter of 2008 the Company acquired Paciolan, a ticketing software provider primarily to colleges and universities based in Irvine, California, and TicketsNow, an online ticket resale marketplace based in Rolling Meadows, Illinois.

•                  The Company obtained a default judgment and permanent injunction against RMG Technologies, Inc.  The ruling, which held that RMG created, trafficked in, and facilitated the use of computing programs and automated devices (so called “bots”) to circumvent the technological copy protections systems of Ticketmaster.com, was hailed as a major win for consumer protection and fan access to live entertainment.

•                  Paperless TicketTM technology was unveiled enabling fans who ordered tickets to simply present to venue door staff their credit card and photo ID instead of physical tickets.  The technology has already been used successfully on tours by Tom Waits, AC/DC, and by Metallica when they launched their new album live at The O2 in London.

•                  An agreement was signed with Research in Motion (RIM) that will bring mobile ticket purchasing to Blackberry® smart phone users.

Results of Operations

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
	(Dollars in thousands)
Revenue:
Ticketing(1)	$338,269	$351,018	(4)%	$1,408,820	$1,240,477	14%
Artist Services(1)	45,705	—	NM	45,705	—	NM
Total revenue	383,974	351,018	9%	1,454,525	1,240,477	17%
Adjusted Operating Income:
Ticketing (1)	64,753	95,325	(32)%	312,949	356,125	(12)%
Artist Services (1)	16,985	—	NM	16,985	—	NM
Corporate and Unallocated Expenses	(22,992)	(13,824)	66%	(72,252)	(62,579)	15%
Total Adjusted Operating Income	$58,746	$81,501	(28)%	$257,682	$293,546	(12)%

(1)  In the fourth quarter of 2008, the Company began reporting two segments: Ticketing and Artist Services. The change from a single reportable segment is a result of the reorganization of the business due to the October 29, 2008 acquisition of a controlling interest in Front Line.  Prior to the acquisition date, the investment in Front Line was accounted for using the equity method of accounting.

Quarterly and Annual Results

Primary Ticketing Volume Trends by Category

	Three Months Ended December 31 2008		Twelve Months Ended December 31 2008
	Global Tickets	Ticket Mix %	Global Tickets	Ticket Mix %
	% Change to PY	% Total Tickets	% Change to PY	% Total Tickets
Concert	(14)%	50%	(2)%	52%
Sports	(3)%	16%	0%	18%
Arts & Theatre	(6)%	20%	(2)%	17%
Family	(16)%	11%	(5)%	10%
Other (1)	(25)%	3%	16%	3%
Total	(12)%	100%	(2)%	100%

(1) Other category includes: tickets for comedy shows; parking; audio and facility tours; donations; lectures; and seminars.

Fourth Quarter Results

Ticketing:

Revenue

The Company’s Ticketing business posted fourth quarter revenue of $338.3 million, down 4% from the same prior year period. Excluding the impact of foreign exchange, revenues were $362.9 million, up 3% over the same prior year period. Acquisitions, primarily TicketsNow and Paciolan, contributed $38.1 million. Excluding acquisitions and foreign exchange, fourth quarter revenues were $324.8 million, down 7% from prior year. Although all primary ticketing categories declined in volume, a decrease of 3.5 million tickets in the Concert and Family categories resulted in a $29.3 million shortfall over prior year.  Revenues of $34.7 million in resale businesses only partially offset the overall volume decline impact.

Domestic revenue for the quarter increased 6% to $221.5 million, as a result of acquisitions. Excluding acquisitions, domestic revenues declined 12%, due to a decrease of 16% in volume and a 2% decrease in average revenue per ticket. While ticket sales volumes declined across most categories, a decline of 26% in the Concert category due to the loss of Live Nation on-sale activity late in the quarter and fewer large name tours year-over-year drove the majority of the shortfall. Fourth quarter top-five acts, Britney Spears, Jeff Dunham, AC/DC, the Eagles and Nickelback, accounted for 1 million tickets in comparison to 1.5 million tickets for Bon Jovi, Hannah Montana, Bruce Springsteen, Celine Dion, and Van Halen for the same period last year, yielding 39% less in total revenue. Family tickets were down 16% as a result of fewer show offerings for family musicals and circus events. While Sports tickets were down 5% overall, pre-sales and single game purchases for professional sports showed positive growth. Theatre tickets continued to decline, but the Arts & Theatre category showed growth of 5% due to the popularity of several key musicals.

International revenue declined 18% to $116.8 million, due to a 7% decrease in ticket volume and volatility of foreign exchange rates. Excluding foreign exchange, international revenue for the quarter was flat year-over-year. Excluding foreign exchange, overall ticketing volume declines were offset by a 7% increase in revenues per ticket, particularly in Canada and Scandinavian countries, and strong sales volumes in the United Kingdom and Ireland, which increased 6% and 12%, respectively, on the success of Oasis, AC/DC and Take That tours. The largest volume declines were experienced in Canada, China, Sweden and Finland due to fewer tour and event offerings.

Adjusted Operating Income

Adjusted Operating Income was $64.8 million, down 32% compared to the prior year’s period. Excluding foreign exchange, Adjusted Operating Income was $70.3 million, down 26.3%. The ticketing profit decline of $16.6 million was attributable to a 12% volume decline in ticketing operations and the continued investment in emerging territories such as Spain, Turkey and China. While the resale business provided $34.7 million in additional revenue growth, profits were offset by full quarter amortization expenses associated with league sponsorships, including the NBA, NFL and NHL, and music service partnerships.

Artist Services:

Revenue

On October 29, 2008, the Company acquired additional equity in Front Line, giving Ticketmaster Entertainment a controlling interest in the business.  The Company has consolidated the results of Front Line since the acquisition date and has entered into the artist services business by virtue of the acquisition.  The artist services business focuses on artist management, merchandising, VIP ticketing and related artist marketing services activities.  From the acquisition date, Front Line generated revenues of $45.7 million, driven by strong touring revenue from its core artist management roster and revenues from Mick Management, which was acquired in November of 2008.  Strong retail sales by the merchandise business also contributed to the quarter.

Adjusted Operating Income

Based on strong touring activities, revenues added by the Mick Management acquisition, and merchandise retail sales, the artist services segment delivered Adjusted Operating Income of $17.0 million.

Corporate and Unallocated Expenses

Corporate and unallocated expenses increased $9.2 million, or 66.3%, driven by severance expenses incurred in association with the previously announced cost reduction plan, and public company costs the Company began to incur upon the spin-off from IAC/InterActiveCorp (“IAC”) in August 2008.

In the third quarter of 2008, the Company announced a cost reduction plan to reduce approximately $35 million of costs annually. In the fourth quarter, the Company began to adopt and implement these initiatives. Reductions in personnel, optimization of phone centers, and reductions in other operating costs such as outside services, marketing, and other discretionary spending are expected to yield these targeted savings in ticketing operations in 2009.

Full Year Results

Ticketing and Artist Services:

Revenue

The Company posted full year revenue of $1,454.5 million, up 17% from the prior year. Excluding the impact of foreign exchange and acquisitions, full year revenue was $1,281.3 million, up 3% from the prior year.  Although declines in ticketing volumes in the fourth quarter resulted in a decrease of 2%, or $27.3 million, the decline was offset by a 3% increase in average revenue per ticket. Acquisitions, including Paciolan, TicketsNow and Front Line, contributed $178.4 million to full-year revenue.

Domestic revenue increased 23% to $1,000.2 million due to additional revenue from acquisitions. Excluding acquisitions, domestic revenues increased 1%, on a 3% decrease in overall ticketing volume and a 4% increase in average revenue per ticket. Fourth quarter declines in ticket volume and average revenue per ticket, particularly in the Concert and Family categories, adversely affected full year results and offset the 6%, or $33.8 million, year-over-year revenue increase as of the end of the third quarter.

International revenue increased 6%, to $454.3 million, over the prior year due to an increase of 1% in overall ticketing volume and 2% increase in average revenue per ticket. Excluding foreign exchange, international revenue increased 8%, resulting largely from an increase of 8% in average revenue per ticket. Strong performance in the United Kingdom, Ireland, Australia, New Zealand, and Spain, particularly through the third quarter, drove an additional 3% in ticket volume and higher average revenue per ticket. Although declines in the fourth quarter had the largest impact on emerging territories, Spain, Turkey, and China posted modest year-over-year growth.

Adjusted Operating Income

Adjusted Operating Income was $257.7 million, a decrease of 12% from the prior year.  Of this decrease, $27.3 million is attributable to the 2% volume decline in ticketing operations, an increase in royalty rates and continued investment in emerging territories. Although the resale businesses, including TicketsNow, contributed $101.7 million in revenue for the year, profits were largely offset by high costs of league and team sponsorships and music service partnerships. Acquisitions, including Front Line, Paciolan and SLO, Ltd, contributed $18.4 million to Adjusted Operating Income.

Corporate and Unallocated Expenses

Corporate and unallocated expenses increased $9.7 million, or 15.5%, over the prior year, driven by severance costs incurred in association with the previously announced cost reduction plan and public company costs the Company began to incur upon the spin-off from IAC.

Non-Cash Compensation Expense

For the quarter, non-cash compensation expense was relatively flat with the prior year’s quarter as increased expense from post spin-off equity grants was offset by forfeitures of unvested equity grants related to employees who were terminated as part of the previously announced cost reduction plan.

Non-cash compensation expense increased $11.2 million, or 89%, for the year, due to the modification of existing stock-based compensation awards in connection with the spin-off, the grant of new awards subsequent to the spin-off, and the grants of awards in connection with 2008 acquisitions.

Amortization of Intangibles and Depreciation Expense

Intangible amortization increased $8.8 million, or 134%, from the prior year’s quarter primarily due to increased intangible amortization from the Front Line and TicketsNow acquisitions.  For the year, intangible amortization increased $17.9 million, or 68%, primarily due to increased intangible amortization from the TicketsNow and Front Line acquisitions.  Depreciation expense increased $3.4 million and $11.4 million for the quarter and year, respectively, driven by increased depreciation from the acquisitions.

Goodwill Impairment

During the fourth quarter of 2008, the Company recognized a non-cash, pre-tax charge of $1.1 billion related to the impairment of goodwill in its Ticketing segment. The impairment, which was indicated by our 2008 annual impairment testing of goodwill, reflected the decline in the Company’s share price since its spin-off from IAC in August 2008 and the recent uncertainty of economic conditions.  No impairment charge was recorded in the prior year.

Investment Impairments

During the fourth quarter of 2008, the Company recorded $12.3 million of charges related to its equity investments in the venture which handled ticketing at the 2008 Beijing Olympics (the “China investment”) and its iLike.com investment.  The $6.5 million charge for the China investment included a settlement of disputed items with the Company’s joint venture partners. The $5.8 million charge for the iLike.com investment wrote down the investment to its estimated fair value.  No such charges were incurred in the prior year.

Interest (Expense) Income, Net

The majority of the interest income recorded in our consolidated statements of operations for the years ended December 31, 2008 and 2007 arose from intercompany receivables from IAC and its subsidiaries. The interest income from IAC ceased upon the extinguishment of all intercompany receivables upon consummation of the spin-off.  In conjunction with the spin-off, Ticketmaster Entertainment obtained third-party debt.

For the quarter, interest expense, net increased $26.5 million primarily due to interest expense and amortization of debt issuance costs of $18.5 million related to the issuance of the Company’s 10.75% Senior Notes due 2016 (the “Notes”) and the establishment of a secured credit facility. Interest income in 2008 decreased $12.8 million, primarily due to the extinguishment of all intercompany receivables with IAC and its subsidiaries upon consummation of the spin-off.

For the year, interest expense, net increased $57.4 million primarily due to interest expense and amortization of debt issuance costs of $28.1 million related to the issuance of the Notes and the establishment of the secured credit facility. Interest income in 2008 decreased $27.5 million primarily due to lower receivable balances due from IAC and subsidiaries and the extinguishment of intercompany receivables described above, lower average interest rates, and an adjustment of $8.3 million related to a cumulative true-up of intercompany interest income recorded during the second quarter of 2008.

Income Taxes

For the quarter ended December 31, 2008, the Company recorded a tax benefit of $17.4 million on pre-tax book loss of $1,091.2 million.  This represents an effective tax rate of 2% which is different from the statutory rate of 35%, principally due to the impairment of goodwill that is not deductible for tax purposes.  Excluding the impairment charges recorded in the fourth quarter of 2008, the Company’s effective tax rate would have been 54%.  This rate is higher than the statutory rate of 35% principally due to losses in foreign jurisdictions and equity investments not benefited for tax purposes, partially offset by foreign tax credits.  For the quarter ended December 31, 2007, the Company recorded a tax provision of $25.8 million, which represented an effective tax rate of 34%.  This rate is lower than the statutory rate of 35% principally due to foreign income taxed at lower rates and net adjustments related to the reconciliation of provision accruals to tax returns, partially offset by state taxes and losses not benefited in foreign jurisdictions.

For the year ended December 31, 2008, the Company recorded a tax provision of $25.6 million on pre-tax book loss of $984.2 million.  This represents an effective tax rate of -3%, which is different from the statutory rate of 35% principally due to the impairment of goodwill that is not deductible for tax purposes.  Excluding the impairment charges recorded in the fourth quarter of 2008, the Company’s effective tax rate would have been 42%.  This rate is higher than the statutory rate of 35% principally due to losses not benefited in foreign jurisdictions and state taxes, partially offset by foreign income taxed at lower rates and foreign tax credits.  For the year ended December 31, 2007, the Company recorded a tax provision of $89.0 million, which represented an effective tax rate of 35%.  This rate approximates the statutory rate of 35% principally due to state taxes offset by foreign income taxed at lower rates.

Balance Sheet and Free Cash Flow

The December 31, 2008 balance sheet reflects $464.6 million of cash and cash equivalents, including $254.0 million in funds collected on behalf of our clients. As of December 31, 2008, total long term debt was $865.0 million, consisting of $300.0 million of Senior Notes due in 2016, a $100.0 million Term Loan A with a maturity in 2013 and a $350.0 million Term Loan B with a maturity in 2014. Ticketmaster Entertainment also maintains a $200.0 million secured revolving credit facility with a maturity in 2013, of which $115.0 million was drawn down as of December 31, 2008.  As of December 31, 2008, we were in compliance with the financial covenants under our debt facilities.  Preliminary purchase accounting for the acquisition of a controlling interest in Front Line has been recorded in the financial statements and is expected to be finalized in the first half of 2009.

Free Cash Flow was $49.0 million in the quarter, higher than the negative $15.1 million of Free Cash Flow in the prior-year quarter.  The increase in Free Cash Flow was driven by favorable changes in working capital and lower capital spending. Favorable changes in working capital were primarily due to the timing of advance payments under ticketing contracts and sponsorship deals with resale partners, including significant advances made in the fourth quarter of 2007 that were not repeated in 2008, offset in part by a decline in operating results.

For the year, Free Cash Flow increased 81.4% to $167.5 million, driven by favorable changes in working capital, partially offset by an increase in capital expenditures.  Favorable changes in working capital were primarily due to the timing of advance payments described above, offset in part by a decline in operating results. Capital expenditures were higher for the year due to efforts to enhance our client reporting systems, improve our communication infrastructure, and capital expenditures at Paciolan and TicketsNow.

Subsequent Events

On February 10, 2009, the Company entered into a definitive merger agreement with Live Nation, Inc. to create the world’s premier live entertainment company. The combined entity, which is expected to be called Live Nation Entertainment, joins Live Nation’s concert promotions expertise with Ticketmaster Entertainment’s world-class ticketing solutions and artist relationships to improve the live entertainment experience and drive major innovations in ticketing technology, marketing, and service. The companies will be combined in an all-stock merger of equals transaction that is intended to qualify as tax-free for U.S. federal income tax purposes. Under the merger agreement, holders of Ticketmaster common stock will receive 1.384 shares of Live Nation common stock for each share of Ticketmaster they own, subject to adjustment as provided in the merger agreement. Live Nation and Ticketmaster stockholders will each own approximately 50 percent of the outstanding equity interests of the combined company upon completion of the merger.  The merger is subject to, among other conditions, regulatory approvals and the approval of the stockholders of each company, and we anticipate that the transaction will close in the second half of 2009.

In connection with the proposed transaction, Ticketmaster Entertainment intends to file relevant materials with the SEC, including a joint proxy statement/prospectus of Ticketmaster and Live Nation. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TICKETMASTER ENTERTAINMENT, LIVE NATION AND THE TRANSACTION. The joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed by Ticketmaster Entertainment with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting Ticketmaster Entertainment’s Investor Relations at (310) 360-2354 or by accessing Ticketmaster Entertainment’s investor relations website at http://investors.ticketmaster.com. Investors are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the transaction.

Ticketmaster Entertainment’s management will host a conference call today at 1:30 PT (4:30 ET) to discuss the Company’s financial results. A live webcast of the call will be accessible on the Investor Relations section of Ticketmaster Entertainment’s website at http://investors.ticketmaster.com

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line.  As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment.  Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers.  Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters.  In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line in October 2008.  Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is the world’s leading artist management company. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).

This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.  As such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including those risks and uncertainties related to the Company’s pending merger with Live Nation; the Company’s ability to operate effectively as a public company following its recent spin-off from IAC; changes in economic conditions generally or in the live entertainment industry; the ability of the Company to retain existing clients and obtain new clients; Ticketmaster’s ability to maintain Ticketmaster’s brand recognition and attract and retain customers in a cost-effective manner; integration of historical and future acquisitions, including the Front Line acquisition; the Company’s ability to expand successfully in international markets; changing customer requirements and industry standards; regulatory changes; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-Q and 8-K, each as it may be amended from time to time.  The Company assumes no obligation to update these forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

# # #

Contacts:

Media

Albert López

+1-310-360-2602

Albert.Lopez@Ticketmaster.com

Investor Relations

Christina Um

+1-310-360-2354

IR@Ticketmaster.com

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenue	$378,170	$345,120	$1,438,282	$1,221,798
Interest on funds held for clients	5,804	5,898	16,243	18,679
Total revenue	383,974	351,018	1,454,525	1,240,477
Cost of sales (exclusive of depreciation shown separately below)	241,625	216,708	927,889	766,538
Gross profit	142,349	134,310	526,636	473,939
Selling and marketing expense	32,067	19,696	102,631	43,487
General and administrative expense	54,924	36,220	190,054	149,478
Amortization of intangibles	15,438	6,599	44,109	26,200
Depreciation	13,794	10,371	49,894	38,458
Goodwill impairment	1,094,091	—	1,094,091	—
Operating (loss) income	(1,067,965)	61,424	(954,143)	216,316
Other income (expense):
Interest (expense) income, net	(16,183)	10,293	(25,290)	32,062
Equity in income of unconsolidated affiliates	611	3,280	2,659	6,301
Impairment of long-term investments	(12,334)	—	(12,334)	—
Other income	4,670	1,015	4,914	1,120
Total other (expense) income, net	(23,236)	14,588	(30,051)	39,483
(Loss) earnings before income taxes and minority interest	(1,091,201)	76,012	(984,194)	255,799
Income tax benefit (provision)	17,383	(25,826)	(25,627)	(89,007)
Minority interest in losses of consolidated subsidiaries	2,985	895	4,322	2,559
Net (loss) income	$(1,070,833)	$51,081	$(1,005,499)	$169,351

Net (loss) earnings per share available to common stockholders:
Basic and Diluted	$(18.82)	$0.91	$(17.84)	$3.01
Weighted average number of common and common equivalent stock outstanding:
Basic and Diluted	56,886	56,171	56,353	56,171

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(In thousands, except per share data)
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$464,618	$568,417
Restricted cash	—	853
Marketable securities	1,495	—
Accounts receivable, client accounts	70,121	99,453
Accounts receivable, trade, net of allowance of $5,055 and $2,346, respectively	46,459	33,979
Deferred income taxes	14,038	5,883
Contract advances	44,927	63,126
Prepaid expenses and other current assets	37,758	21,149
Total current assets	679,416	792,860
Property and equipment, net	111,291	95,122
Goodwill	455,751	1,090,418
Intangible assets, net	330,061	92,325
Long-term investments	17,487	149,295
Other non-current assets	112,561	86,514
TOTAL ASSETS	$1,706,567	$2,306,534

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable, client accounts	$324,164	$413,075
Accounts payable, trade	29,251	14,698
Accrued compensation and benefits	39,683	31,171
Deferred revenue	33,244	19,829
Income taxes payable	7,522	1,721
Other accrued expenses and current liabilities	82,435	42,449
Total current liabilities	516,299	522,943
Long term debt	865,000	—
Income taxes payable	1,680	982
Other long-term liabilities	10,286	3,204
Deferred income taxes	67,300	32,416
Minority interest	69,544	7,812

Commitments and contingencies

Redeemable Preferred Stock:
Series A convertible redeemable preferred stock, $0.01 par value: 25,000 shares authorized, 1,750 non-vested shares issued and outstanding at December 31, 2008 and no shares authorized, issued and outstanding at December 31, 2007	9,888	—

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 300,000 shares authorized at December 31, 2008; 57,213 shares issued and outstanding	572	—
Invested capital	—	2,172,497
Additional paid-in capital	1,236,130
Receivables from IAC and subsidiaries	—	(474,110)
Retained deficit	(1,058,758)	—
Accumulated other comprehensive (loss) income	(11,374)	40,790
Total stockholders’ equity	166,570	1,739,177
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$1,706,567	$2,306,534

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007
	(In thousands)
	(unaudited)	(audited)
Cash flows from operating activities:
Net (loss) income	$(1,005,499)	$169,351
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of intangibles	44,109	26,200
Depreciation	49,894	38,458
Goodwill impairment	1,094,091	—
Impairment of long-term investments	12,334	—
Amortization of debt issuance costs	1,697	—
Provision for doubtful accounts	2,409	464
Non-cash compensation expense	23,731	12,572
Deferred income taxes	(32,247)	(11,210)
Excess tax benefits from equity awards	(55)	(3,029)
Equity in income of unconsolidated affiliates, net of dividends	953	1,035
Minority interest in (losses) of consolidated subsidiaries	(4,322)	(2,559)
Changes in current assets and liabilities:
Accounts receivable	3,694	(10,878)
Prepaid expenses and other current assets	3,266	(77,559)
Accounts payable and other current liabilities	4,678	(9,645)
Income taxes payable	12,199	4,110
Deferred revenue	7,209	2,038
Funds collected on behalf of clients, net	(23,198)	72,093
Other, net	245	526
Net cash provided by operating activities	195,188	211,967
Cash flows from investing activities:
Transfers (to) from IAC	(910,088)	64,548
Acquisitions, net of cash acquired	(506,602)	(29,423)
Capital expenditures	(50,838)	(47,521)
Purchases of marketable securities	(7,634)	—
Proceeds from sales and maturities of marketable securities	5,043	—
Increase in long-term investments	(5,830)	(630)
Net cash used in investing activities	(1,475,949)	(13,026)
Cash flows from financing activities:
Capital contributions from IAC	405,498	29,423
Proceeds from the issuance of long-term debt	300,000	—
Proceeds from bank borrowings	565,000	—
Principal payments on long-term obligations	(2,101)	(2,175)
Payment of deferred financing costs	(27,169)	—
Purchase of minority interest	(764)	—
Distributions to minority interest	(7,830)	—
Excess tax benefits from stock-based awards	55	3,029
Other, net	50	—
Net cash provided by financing activities	1,232,739	30,277
Effect of exchange rate changes on cash and cash equivalents	(55,777)	21,622
Net (decrease) increase in cash and cash equivalents	(103,799)	250,840
Cash and cash equivalents at beginning of period	568,417	317,577
Cash and cash equivalents at end of period	$464,618	$568,417

RECONCILIATION OF NON-GAAP TO GAAP MEASURES

The following table reconciles Adjusted Operating Income to operating (loss) income (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Adjusted Operating Income	$58,746	$81,501	$257,682	$293,546
Non-cash compensation expense	(3,388)	(3,107)	(23,731)	(12,572)
Amortization of intangibles	(15,438)	(6,599)	(44,109)	(26,200)
Depreciation expense	(13,794)	(10,371)	(49,894)	(38,458)
Goodwill impairment	(1,094,091)	—	(1,094,091)	—
Operating (loss) income	$(1,067,965)	$61,424	$(954,143)	$216,316

Non-cash compensation expense in the table above is included in the following line items in the accompanying consolidated statements of operations for the three and twelve months ended December 31, 2008 and 2007 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Non-cash compensation expense included in:
Cost of sales	$111	$199	$1,197	$800
Selling and marketing expense	119	218	1,302	876
General and administrative expense	3,158	2,690	21,232	10,896
Non-cash compensation expense	$3,388	$3,107	$23,731	$12,572

The following table reconciles free cash flow to net cash (used in) provided by operating activities (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Free Cash Flow	$49,040	$(15,082)	$167,548	$92,353
Funds paid (collected) on behalf of clients, net	(68,467)	14,923	(23,198)	72,093
Capital expenditures	13,824	15,333	50,838	47,521
Net cash (used in) provided by operating activities	$(5,603)	$15,174	$195,188	$211,967

The following table reconciles Net Income, Excluding Impairments to Net (Loss) Income and Dilutive Earnings Per Share, Excluding Impairments to Diluted (Loss) Earnings Per Share (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net (loss) income	$(1,070,833)	$51,081	$(1,005,499)	$169,351
Goodwill impairment	1,094,091	—	1,094,091	—
Impairment of long-term investments	12,334	—	12,334	—
Tax impact of impairment charges	(25,650)	—	(25,650)	—
Net income, excluding impairments	$9,942	$51,081	$75,276	$169,351
Dilutive effect of subsidiary securities on net income, excluding impairments	(594)	—	(594)	—
Net income, excluding impairments and dilutive effect of subsidiary securities	$9,348	$51,081	$74,682	$169,351

GAAP diluted weighted average shares outstanding	56,886	56,171	56,353	56,171
Effect of dilutive securities	382	—	145	—
Adjusted diluted weighted average shares outstanding	57,268	56,171	56,498	56,171

Diluted earnings per share, excluding impairments	$0.16	$0.91	$1.32	$3.01

TICKETMASTER ENTERTAINMENT’S PRINCIPLES OF FINANCIAL REPORTING

Ticketmaster Entertainment reports Adjusted Operating Income as a supplemental measure to generally accepted accounting principles (“GAAP”). This measure is one of the primary metrics by which Ticketmaster Entertainment evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Ticketmaster Entertainment believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Ticketmaster Entertainment provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definitions of Ticketmaster Entertainment’s Non-GAAP Measures

Adjusted Operating Income is defined as operating income excluding, if applicable: (1) depreciation expense (2) non-cash compensation expense (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Ticketmaster Entertainment believes this measure is useful to investors because it represents the operating results from the Ticketmaster Entertainment Businesses excluding the effects of any other non-cash expenses. Adjusted Operating Income has certain limitations in that it does not take into account the impact to Ticketmaster Entertainment’s statement of operations of certain expenses, including acquisition-related accounting. Ticketmaster Entertainment endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Free Cash Flow is defined as net cash provided by operating activities less funds collected on behalf of clients, net, and less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are nonoperational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Net Income, Excluding Impairments is defined as net (loss) income excluding, if applicable:  (1) goodwill impairment charge; (2) impairment of long-term investments; (3) tax impacts related to the impairment charges.  Ticketmaster Entertainment believes this measure is useful to investors because it represents net income excluding the effects of significant non-cash impairment charges.  Net Income, Excluding Impairments has certain limitations as it doesn’t take into consideration non-cash impairment charges, and we believe it is important to evaluate Net Income, Excluding Impairments in conjunction with our consolidated statements of operations.

Diluted Earnings Per Share, Excluding Impairments is defined as Net Income, Excluding Impairments divided by adjusted diluted weighted average shares outstanding.  The adjusted diluted weighted average shares outstanding is calculated on a GAAP basis considering the dilutive impact of securities for the net income, excluding impairments.  Diluted Earnings Per Share, Excluding Impairments has certain limitations as it doesn’t take into consideration the per diluted share impact of non-cash impairment charges, and we believe it is important to evaluate Diluted Earnings Per Share, Excluding Impairments in conjunction with our consolidated statements of operations.

Pro Forma Results

Ticketmaster Entertainment will only present Adjusted Operating Income on a pro forma basis if a particular transaction is significant within the meaning of Rule 11-01 of Regulation S-X or if it views it as so significant in nature that disclosure of pro forma financial information would be material to investors. For the periods presented in this release, there are no transactions that Ticketmaster Entertainment has included on a pro forma basis.

One-Time Items

Adjusted Operating Income is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Ticketmaster Entertainment’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Ticketmaster Entertainment will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Ticketmaster Entertainment’s discretion, on a net basis, with Ticketmaster Entertainment remitting the required tax withholding amount from its current funds.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase and distribution agreements, are valued and amortized over their estimated lives. While it is likely that Ticketmaster Entertainment will have significant intangible amortization expense as it continues to acquire companies, Ticketmaster Entertainment believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.